Exhibit 14.1


                                 CODE OF ETHICS
                                       FOR
                                SENIOR MANAGEMENT
                             (Adopted March 9, 2004)

Ivory Capitol Corporation and its subsidiaries ("Ivory Capital" or the "Company") is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics applies to the Company's Chief Executive Officer, President, Principal Accounting Officer, Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer, Treasurer, Controller and all other officers and directors of the Company and its subsidiaries (collectively, "Senior Management" or individually, "Senior Manager") and sets forth specific policies to guide us in the performance of our duties.

As Senior Management, we must comply with applicable law. We must engage in and promote honest and ethical conduct and abide by this Code of Ethics and other Company policies and procedures that govern the conduct of our business. Our leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns and promptly addressing employee compliance concerns.

Compliance with Laws, Rules and Regulations

We are required to comply with the laws, rules and regulations that govern the conduct of our business and report any suspected violations in accordance with the section below entitled "Compliance with Code of Ethics."

The Company operates in the western United States of America. What is appropriate in some parts of the world may be entirely inappropriate in others. We shall abide by the laws, regulations and generally accepted business practices of the states in which we conduct business. If there is a conflict between local laws and business practices and any other law applicable to the conduct of the Company's business, we shall comply with the local laws and business practices; provided, that, in no event can our actions constitute a violation of a federal law of the United States of America.

If any of us have any questions regarding proper conduct, we shall consult with the Company's Chief Executive Officer or legal counsel designated by the Chief Executive Officer or Chief Administrative Officer before taking any action.

Conflicts of Interest

No Senior Management shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest unless the Senior Manager makes full disclosure of all facts and circumstances to, and obtains the prior written approval of the Chairman of the Audit Committee.

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Disclosures

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and all other governmental, quasi-governmental and self-regulatory bodies and in all other public communications made by the Company. As Senior Management, we are required to promote compliance with this policy by all employees and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

Compliance with Code of Ethics

If we know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, we shall immediately report that information to the Chief Executive Officer or any member of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation. Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

Waivers of Code of Ethics

If any member of Senior Management seeks a waiver of the Code of Ethics, he/she must make full disclosure of their particular circumstances to the Chairman of the Audit Committee. Amendments to and waivers of this Code of Ethics will be publicly disclosed as required by applicable law and regulations.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company's Senior Management in the conduct of Ivory Capital's business. It is not intended to and does not create any rights in any employee, tenant, patron, guest, supplier, competitor, stockholder or any other person or entity.








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ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics for Ivory Capitol's Senior Management, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code of Ethics and the Company's related policies and procedures. I understand that I have an obligation to report any suspected violations of the Code of Ethics that I am aware of to the Chief Executive Officer or any member of the Board of Directors. I certify that, except as fully disclosed in accordance with the terms of this Code of Ethics, I have not engaged in any transactions or activities that would constitute an actual or apparent conflict with the interests of the Company. I further certify that, except as noted below, I am otherwise in full compliance with the Code of Ethics and any related policies and procedures:




April 29, 2004                                 /s/ Philip J. Davis
                                               ----------------------
                                               Philip J. Davis
                                               Chief Executive Officer